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                                                                       EXHIBIT 5

              Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                              One Financial Center
                                Boston, MA 02111

Telephone: (617) 542-6000                              Facsimile: (617) 542-2241



                                                   June 20, 2000


TeleCorp-Tritel Holding Company
1010 N. Glebe Road, Suite 800
Arlington, VA  22201

Ladies and Gentlemen:

     In connection with the registration statement on Form S-4 (the "Registration Statement") filed by TeleCorp-Tritel Holding Company, a Delaware corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), the Shares (as defined below) to be issued in connection with the merger (the "Merger") of TeleCorp PCS, Inc. ("TeleCorp"), a Delaware corporation, with a subsidiary of the Company, and the merger of Tritel, Inc., a Delaware corporation ("Tritel"), with a subsidiary of the Company, pursuant to the terms of the Agreement and Plan of Reorganization and Contribution (the "Reorganization Agreement"), dated February 28, 2000, by and among the Company, TeleCorp, Tritel and AT&T Wireless Services, Inc., you have requested our opinion with respect to the matters set forth below.

     The shares of the Company's stock to be registered consist of the following and are collectively referred to hereinafter as the "Shares":

     (a) 178,497,292 shares of Class A Voting Common Stock, par value $0.01 per share,

     (b)  283,813 shares of Class C Common Stock, par value $0.01 per share,

     (c)  851,429 shares of Class D Common Stock, par value $0.01 per share,

     (d)  10,491 shares of Class E Common Stock, par value $0.01 per share,

     (e)  37,717 shares of Class F Common Stock, par value $0.01 per share,

     (f) 3,093 shares of Voting Preference Common Stock, par value $0.01 per share,

     (g)  97,473 shares of Series A Preferred Stock, par value $0.01 per share,

     (h)  90,668 shares of Series B Preferred Stock, par value $0.01 per share,

     (i)  210,608 shares of Series C Preferred Stock, par value $0.01 per share,

     (j)  49,417 shares of Series D Preferred Stock, par value $0.01 per share,

     (k)  25,841 shares of Series E Preferred Stock, par value $0.01 per share,
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Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
June 20, 2000
Page 2

     (l) 14,912,778 shares of Series F Preferred Stock, par value $0.01 per share, and

     (m)  46,374 shares of Series G Preferred Stock, par value $0.01 per share.

     We have examined originals or copies, certified or otherwise authenticated to our satisfaction, of all documents and records, and conducted such other investigations of fact and law, as we have deemed necessary as a basis for this opinion. As to certain questions of fact, we have relied upon statements of officers of the Company and others.

     In rendering this opinion, we have assumed that prior to the issuance of any of the Shares: (i) the Registration Statement, as then amended, will have become effective under the Securities Act, (ii) the shareholders of each of TeleCorp and Tritel will have approved and adopted the Reorganization Agreement,
(iii) the Board of Directors of the Company will have approved the issuance of the Shares, and (iv) the transactions contemplated by the Reorganization Agreement will have been consummated.

     On the basis of the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms and conditions of the Reorganization Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

     This opinion is limited solely to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In addition, we consent to the reference to our firm under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                         Very truly yours,

                         /s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

                         Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.